Exhibit 99.1

For Immediate Release November 17, 2021	Media Contact: +1 (212) 733-1226 PfizerMediaRelations@Pfizer.com

Investor Contact: +1 (212) 733-4848 IR@Pfizer.com

Pfizer Completes Acquisition of Trillium Therapeutics

Acquisition enhances Pfizer’s Oncology portfolio with addition of next-generation, investigational immuno-therapeutics for hematological malignancies

New York, November 17, 2021 — Pfizer Inc. (NYSE: PFE) today announced the successful completion of its acquisition of Trillium Therapeutics, a clinical stage immuno-oncology company developing innovative therapies for the treatment of cancer.

As Trillium becomes part of Pfizer, it brings an impressive portfolio that includes biologics that are designed to enhance the ability of patients’ innate immune system to detect and destroy cancer cells. Its two lead molecules, TTI-622 and TTI-621, block the signal-regulatory protein α (SIRPα)–CD47 axis, which is emerging as a key immune checkpoint in hematological malignancies. TTI-622 and TTI-621 are novel SIRPα-Fc fusion proteins that are currently in Phase 1b/2 development across several indications, with a focus on hematological malignancies. Both molecules are also being tested to evaluate clinical potential in solid tumors.

“We are proud to bring Trillium’s leading scientific talent and pipeline into Pfizer,” said Chris Boshoff, MD, PhD, Chief Development Officer, Oncology, Pfizer Global Product Development. “Today’s announcement combines Pfizer’s research and global development capabilities with Trillium’s innovative discoveries, allowing us to accelerate breakthroughs that change patients’ lives”

Hematological malignancies are cancers that affect the blood, bone marrow, and lymph nodes. This classification includes various types of leukemia, multiple myeloma, and lymphoma. More than 1 million people worldwide were diagnosed with a blood cancer in 2020, representing almost 6% of all cancer diagnoses globally. In 2020, more than 700,000 people worldwide died from a form of blood cancer.

Additional Transaction Details

Pfizer has completed its acquisition of all outstanding shares, warrants, options, and deferred share units of Trillium not already owned by Pfizer for $18.50 per share, in cash, representing an aggregate purchase price of approximately $2.22 billion. The acquisition was completed by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia) and, as a result of the acquisition, Trillium became a wholly-owned subsidiary of Pfizer. In connection with the acquisition, Trillium’s common shares will be delisted from the Nasdaq Capital Market. Trillium’s common shares will be delisted from the Toronto Stock Exchange on or before November 19, 2021.

For additional background on the acquisition, please read the announcement press release here.

About Pfizer Oncology

At Pfizer Oncology, we are committed to advancing medicines wherever we believe we can make a meaningful difference in the lives of people living with cancer. Today, we have an industry-leading portfolio of 24 approved innovative cancer medicines and biosimilars across more than 30 indications, including breast, genitourinary, colorectal, blood and lung cancers, as well as melanoma.

About Pfizer: Breakthroughs That Change Patients’ Lives

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 170 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

Disclosure Notice

The information contained in this release is as of November 17, 2021. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about Pfizer’s acquisition of Trillium, Trillium’s portfolio, including its lead molecules, TTI-622 and TTI-621, and Pfizer’s oncology portfolio, including their potential benefits, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the acquisition on the market price of Pfizer's common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the acquisition; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when drug applications may be filed in any jurisdictions for TTI-622 and TTI-621 or any other investigational products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product's benefits outweigh its known risks and determination of the product's efficacy and, if approved, whether TTI-622, TTI-621 or any such other products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of TTI-622, TTI-621 or any such other products; uncertainties regarding the impact of COVID-19; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

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